As filed with the Securities and Exchange Commission on December 14, 2020.

Registration No. 333-221325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post- Effective Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GraniteShares Platinum Trust

(Exact name of registrant as specified in its charter)

New York	82-6644954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o GraniteShares LLC

205 Hudson Street – 7th Floor

New York, NY 10013

(646) 876-5096

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

W. Thomas Conner, Esq.

Vedder Price P.C.

1401 I Street NW

Suite 1100

Washington, DC 20005

(202) 312-3331

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

GraniteShares Platinum Trust (the “Trust”) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-221325), which was originally declared effective by the SEC on January 17, 2018 (the “Registration Statement”). The Registration Statement was previously amended pursuant to Post-Effective Amendment No. 1, Post-Effective Amendment No. 2 and Post-Effective Amendment No. 3. This Post-Effective Amendment No. 4 to the Registration Statement is being filed for the purpose of including in the Registration Statement, as amended, the additions and modifications described in the supplement included herein. This Post-Effective Amendment does not amend any other part of the Registration Statement except as specifically noted herein.

As described in the Trust’s Current Report on Form 8-K, which was filed on December 14, 2020, the Trust has temporarily suspended the creation of Baskets until such time as this Post-Effective Amendment has been declared effective by the SEC.

All filing fees payable in connection with the registration of the shares registered by the Registration Statement on Form S-1 were paid by the Trust at the time of the initial filing of such Registration Statement. No additional securities are registered hereby.

GRANITESHARES PLATINUM TRUST

Supplement dated December 14, 2020

to

Prospectus dated October 29, 2019

This Supplement dated December 14, 2020 amends and supplements the prospectus dated October 29, 2019 (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus. Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus.

1.	The following risk factor has been added to the section of the Trust’s prospectus titled “RISK FACTORS”:

Risks Relating to Prior Securities Issuances

Issuances of the Trust’s securities are subject to federal and state securities laws, and certain holders of common stock issued by the Trust may be entitled to rescission.

Issuances of securities are subject to federal and state securities laws. Between November 1, 2020 and December 14, 2020, the Trust issued an aggregate of 400,000 shares of common stock (the “November Shares”). During such period, the Trust’s Registration Statement on Form S-1 (File No. 333-221325) to register the November Shares was not “current” because the registration statement had not been amended to include the Trust’s most recent audited financial statements. As a result, the sales of the November Shares were not registered under federal and state securities laws. Consequently, purchasers of the November Shares may seek to rescind the sales, in which case the Trust could be liable for rescission payments to them in the amount of their aggregate original purchase price plus applicable interest. If one or more holders were to successfully seek such rescission or prevail in any such suit, the Trust’s financial condition and results of operations may be adversely affected. As of the date hereof, the Trust has not received any claims for rescission or damages or claims relating to any other liability stemming from the Trust’s issuance of the November Shares.

2.	The section of the Trust’s prospectus titled “EXPERTS” is hereby superseded and replaced in its entirety by the following:

EXPERTS

The financial statements of the Trust as of and for the period ending June 30, 2020 have been incorporated by reference herein in reliance upon the report of [____], an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Trust as of and for the periods ending June 30, 2018 and June 30, 2019 have been incorporated by reference herein in reliance upon the report of [____], the Trust’s prior independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

3.	The section of the Trust’s prospectus titled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” is hereby superseded and replaced in its entirety by the following:

Incorporation of Certain Information by Reference

The Trust is a reporting company and file annual, quarterly and current reports and other information with the SEC. The rules of the SEC allow the Trust to “incorporate by reference” information that the Trust files with them, which means that the Trust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC and any future filings that the Trust makes with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case other than those documents or portions of those documents not deemed to have been filed in accordance with the SEC rules) between the date of this prospectus and the termination of the offering of the securities to be issued under the registration statement:

●	The Trust’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 24, 2020;
●	The Trust’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed with the SEC on November 06, 2020; and
●	The Trust’s Current Report on Form 8-K, filed on December 14, 2020.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Trust will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any document incorporated by reference in the prospectus (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in that document) at no cost, upon written or oral request at the following address or telephone number:

GraniteShares Platinum Trust

205 Hudson Street, 7th Floor

New York, NY 10013

(844) 476-8747

The Trust’s Internet website is www.graniteshares.com. The Trust makes its electronic filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after the Trust files or furnish them with the SEC. The information contained on the Trust’s website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the Shares pursuant to the prospectus contained in this registration statement.

SEC registration fee (actual)	$0
Auditor’s fees and expenses	$2,000
Legal fees and expenses	$10,000
Printing expenses	$3,000
Total	$15,000

Item 14. Indemnification of Directors and Officers.

The Trust Agreement provides that the Sponsor, its members, managers, directors, officers, employees, affiliates and subsidiaries (each, a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and each other agreement entered into by the Sponsor, in furtherance of the administration of the Trust or any actions taken in accordance with the provisions of the Trust Agreement incurred without (i) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement or (ii) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under the Trust Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibit.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which is incorporated herein by reference.

(b)	Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: (1)(i), (ii), and (iii) of this Section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 14, 2020.

GRANITESHARES LLC
Sponsor of the GraniteShares Platinum Trust

By:	/s/ William Rhind
Name:	William Rhind
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Title	Date

/s/ William Rhind	Chief Executive Officer and Chief Financial Officer	December 14, 2020
William Rhind	(principal executive officer and principal financial officer)

/s/ Benoit Autier	Chief Accounting Officer	December 14, 2020
Benoit Autier	(principal accounting officer)

* The registrant is a trust and the persons are signing in their capacities as officers of GraniteShares LLC, the Sponsor of the registrant.

Exhibit Number	Description
4.1	Depositary Trust Agreement between GraniteShares LLC, as sponsor, and The Bank of New York Mellon, as trustee (1)
4.2	Form of Authorized Participant Agreement (2)
4.3	Form of Certificate of Shares of the Trust (included as Exhibit A to the Depositary Trust Agreement) (1)
5.1	Opinion of Vedder Price P.C. as to legality(1)
8.1	Opinion of Vedder Price P.C. as to tax matters(1)
10.1	Allocated Platinum Account Agreement (1)
10.2	Unallocated Platinum Account Agreement (1)
10.3	Marketing Services Agreement between GraniteShares LLC and Foreside Fund Services, LLC (1)
10.4.a	License Agreement between The Bank of New York Mellon and GraniteShares LLC (2)
10.4.b	Amendment to License Agreement between The Bank of New York Mellon and GraniteShares LLC (1)
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Prior Independent Registered Public Accounting Firm*
23.3	Consent of Vedder Price P.C. (included in Exhibits 5.1 and 8.1)(1)
24.1	Power of Attorney(1)

*To be filed by amendment

(1) Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (333-221325), filed on January 12, 2018 and incorporated by reference herein.

(2) Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (333-221325), filed on November 3, 2017 and incorporated by reference herein.